Exhibit (h)(28)

RULE 22c-2 SHAREHOLDER INFORMATION ACCESS AGREEMENT

(NEUBERGER BERMAN FAMILY OF FUNDS)

This Agreement is entered into as of March 1, 2007 by and between Neuberger Berman Management Inc. (“NBMI”) and the undersigned intermediary (“Intermediary”).

WHEREAS, NBMI is the principal underwriter and adviser of registered investment companies and their separately designated series (each such series or series hereinafter established referred to herein as the “Fund”) – the term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940, as amended (the “1940 Act”)1;

WHEREAS, Intermediary is (i) a broker, dealer, bank, or other entity that holds securities of record issued by the Fund (“Fund shares”) in nominee name; (ii) in the case of a participant-directed employee benefit (“Plan”) that owns Fund shares, (a) a retirement plan administrator under the Employee Retirement Income Security Act of 1974, as amended, or (b) any entity that maintains the Plan’s participant records; or (iii) an insurance company separate account;

WHEREAS, Intermediary provides services to clients who maintain an interest in Fund shares held by the Intermediary in an account with the Fund as (i) the beneficial owner of Fund shares, whether the shares are held directly or by Intermediary in nominee name; or (ii) with respect to retirement and other types of employee benefit plans, the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Fund shares; or (iii) with respect to insurance companies, the holder of interests in a variable annuity or variable life insurance contract issued by Intermediary (a “Variable Contract”). Each type of client identified in clauses (i), (ii), or (iii) herein shall be referred to herein as a “Shareholder;”

WHEREAS, the term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Variable Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within Variable Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Variable Contract death benefit; (iii) one-time step-up in Variable Contract value pursuant to a Variable Contract death benefit; (iv) allocation of assets to a Fund through a Variable Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Variable Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.

WHEREAS, the term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Variable Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or

[1]

As defined in SEC Rule 22c-2(b), the term “excepted Fund” means any: (1) money market Fund; (2) Fund that issues securities that are listed on a national exchange; and (3) Fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the Fund permits short-term trading of its securities and that such trading may result in additional costs for the Fund.

systematic program or enrollments such as transfers of assets within a Variable Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Variable Contract; (iii) within a Variable Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Variable Contract; or (iv) as a result of payment of a death benefit from a Variable Contract.

WHEREAS, NBMI and Intermediary have entered into a dealer agreement, services agreement and/or fund participation agreement (the “Dealer/Services Agreement”), pursuant to which Intermediary has agreed to solicit orders for Fund shares and/or provide services with respect to the Fund;

WHEREAS, Intermediary is a “financial intermediary” within the meaning of Rule 22c-2 of the 1940 Act, and directly submits orders on behalf of investors in one or more Funds to purchase or redeem Fund shares;

WHEREAS, pursuant to Rule 22c-2 under the 1940 Act (“Rule 22c-2”), the parties wish to enter into an agreement under which Intermediary agrees to provide NBMI and the Fund with Shareholder identification and transaction information in order to identify and preclude activity that may violate NBMI’s or a Fund’s policies (“Trading Policies”) established for the purpose of eliminating or reducing any dilution of the value of Fund shares, including restrictions on frequent trading of Fund shares that NBMI otherwise may deem disruptive to the Fund and any policy to ensure appropriate administration of a redemption fee, if any, established by the Fund;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, and intending to be legally bound hereby, NBMI and Intermediary hereby agree as follows:

1.	Shareholder Information

1.1	Agreement to Provide Information. Intermediary agrees to cooperate with the Fund’s and NBMI’s efforts to identify Shareholder transaction activity that may violate the Trading Policies. To that end, Intermediary agrees to respond promptly to NBMI’s requests regarding Shareholder transaction activity in an account held by or through the Intermediary. In response to such requests, Intermediary shall provide the taxpayer identification number (“TIN”), the Individual Taxpayer Identification (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and the transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer or exchange of Fund shares held through an account maintained by the Intermediary during the period covered by the request. With respect to information pertaining to Variable Contracts and unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

1.2	Period Covered by Request. In each request, NBMI shall set forth a specific period, not to exceed 180 days from the date of the request, for which it seeks transaction information. NBMI may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with the Trading Policies.

1.3	Form and Timing of Response. Intermediary agrees to transmit all requested information that is on its books and records to NBMI and the Fund or their designee promptly, but in any event not later than fifteen (15) business days, after receipt of a request. If the requested information is not on Intermediary’s books and records, Intermediary agrees to: (i) provide or arrange to provide to NBMI and the Fund the requested information with respect to Shareholders who hold an account with an indirect intermediary; or (ii) if directed by NBMI, prohibit further purchases of Fund shares from such indirect intermediary. In such instance, Intermediary agrees to inform NBMI whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to NBMI and the Fund should be consistent with the DTCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in Rule 22c-2(c)(5)(iii) under the 1940 Act or as “indirect intermediary” is subsequently defined in any amendment to Rule 22c-2.

1.4	Limitations on Use of Information. NBMI agrees not to use the information received pursuant to this Agreement for any purpose not permitted under the privacy provisions of Title V of the Gramm-Leach-Bliley Act and comparable state laws, including, but not limited to marketing or any other similar purpose without the prior written consent of Intermediary.

2.	Restricting Trading.

2.1	Agreement to Restrict Trading. Intermediary agrees to execute written instructions from NBMI to restrict or prohibit further purchases or exchanges of or into Fund shares by a Shareholder that has been identified by NBMI as having engaged in transactions of Fund shares (directly or indirectly through Intermediary’s (or indirect intermediary’s) account) that violate the Trading Policies. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder Initiated Transfer Purchases or Shareholder Initiated Transfer Redemptions (pertaining to Variable Contracts) that are effected directly or indirectly through the Intermediary.

2.2	Form of Instructions. In the instructions, NBMI shall include the Shareholder’s TIN, if known, and the specific restriction(s) to be executed. If NBMI does not know the TIN, NBMI shall include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2.3	Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by Intermediary.

2.4	Confirmation by Intermediary. Intermediary must provide written confirmation to NBMI that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3.	Notices. All notices required or permitted under this Agreement shall be in writing and shall be sent by personal delivery or registered or certified mail, postage prepaid, or by telecopier confirmed in writing within three (3) business days, unless otherwise indicated herein, as follows:

(a) If to NBMI or the Fund:
Neuberger Berman Management Inc.
Neuberger Berman Funds
605 Third Avenue—2nd Floor
New York, NY 10158-0180

Attention:	Peter Sundman, President, NBMI Chairman and Chief Executive Officer, Neuberger Berman Funds
cc:	Margo Rappoport
telephone:	(646) 497-4671
telecopier:	(212) 476-5781
email:	mrappoport@nb.com

(b) If to Intermediary, to the address set forth next to its signature line at the end of this Agreement.

Such addresses may be changed from time to time by any party by providing written notice in the manner set forth above. All notices shall be effective upon delivery or when deposited in the mail addressed as set forth above.

4.	Applicability to Affiliates. The Intermediary acknowledges and agrees that the Intermediary has identified and/or will identify to NBMI all persons affiliated with the Intermediary and known to the Intermediary who meet the definition of “Applicable Intermediary” as set forth in Section 4 herein. The term “Applicable Intermediary” shall mean an affiliate of Intermediary that is (i) any broker, dealer, bank or other entity that holds securities of record issued by a Fund in nominee name; and (ii) in the case of a participant-directed employee benefit plan that owns securities issued by a Fund, (1) a retirement plan administrator under the Employee Retirement Income Security Act of 1974, or (2) any entity that maintains the plan’s participant records. In the event that any such person is not so identified, such person shall be deemed to be subject to the terms and conditions of this Agreement until such person has entered into a separate agreement with NBMI.

5.	Amendments. NBMI may unilaterally modify this Agreement at any time by written notice to Intermediary to comport with the requirements of applicable law, any amendments to Rule 22c-2 and any interpretation by the Staff of the Securities and Exchange Commission. The first order placed by Intermediary subsequent to the receipt of such notice shall be deemed acceptance by Intermediary of the modification to the Agreement described in such notice. Except as set forth in this Section 5, this Agreement may not be amended without written consent by the parties hereto.

6.	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

7.	Assignment. Neither party may assign the Agreement, or any of the rights, obligations, or liabilities under the Agreement, without the written consent of the other party. Notwithstanding the foregoing, this Agreement shall be deemed assigned to the extent the Dealer/Services Agreement is deemed assigned.

8.	Dealer/Services Agreement. To the extent that the provisions of this Agreement and the provisions of the Dealer/Services Agreement are in conflict, the provisions of this Agreement shall control with respect to the subject matter of this Agreement. Termination of this Agreement by either party shall not automatically result in a termination of the Dealer/Services Agreement. This Agreement shall terminate upon termination of the Dealer/Services Agreement.

9	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall together constitute one and the same instrument.

10.	Third-Party Beneficiaries. As permitted by Rule 22c-2, NBMI is entering into this Agreement on the Fund’s behalf. Any requests from NBMI for information or instructions from NBMI to restrict or prohibit further purchases or exchanges of Fund shares are made by NBMI on Fund’s behalf. The Fund shall have the right to enforce all terms and provisions of this Agreement against any and all parties hereto and or otherwise involved in the activities contemplated herein.

11.	Force Majeure. Either the Fund or the Intermediary is excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, acts of war or terrorism, actions or decrees of governmental bodies, and similar occurrences. The party who has been so affected shall, if physically possible, promptly give written notice to the other party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such event or contingency.

12.	Right to Suspend Trading by Intermediary. The Fund may, in its discretion, suspend or cease offering Fund shares for purchase through the Intermediary if the Intermediary fails to satisfy its obligations under this Agreement.

13.	Indemnification. The Intermediary shall indemnify and hold harmless the NBMI and the Fund and their respective directors, officers, employees, affiliates and agents (“Indemnified Parties”) from and against any and all losses, claims, liabilities and expenses (including reasonable attorney’s fees and expenses) (“Losses”) incurred by any of them arising out of (i) any breach by the Intermediary of any representation, warranty or agreement contained in this Agreement, (ii) any willful misconduct or negligence by the Intermediary in the performance of, or failure to perform, its obligations under this Agreement, including but not limited to, the Intermediary’s failure to timely provide information that is accurate and in proper form, as required under Section 1 of this Agreement, or to timely restrict trading in accordance with Section 2 of this Agreement. This Section shall survive termination of this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

NEUBERGER BERMAN MANAGEMENT INC.	Legal Name of Intermediary

By:	By:
Name:	Name:
Title:	Title:

Address:

Attention:

cc:

telephone:

telecopier:

email address: